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    Suite 2000
    1211 South West Fifth Avenue
    Portland, OR 97204

Independent Auditors' Consent

The Board of Directors
CenterSpan Communications Corporation:

We consent to incorporation herein by reference on Form S-3 of CenterSpan Communications Corporation (formerly Thrustmaster, Inc.) of our report dated March 27, 2001 relating to the consolidated balance sheet of CenterSpan Communications Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2000 Form 10 K/A of CenterSpan Communications Corporation, and to the reference to our firm under the heading "Experts."

Portland, Oregon
July 20, 2001

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Independent Auditors' Consent